UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2009

XTREME GREEN PRODUCTS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52502	26-2373311
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

2120 Jadeleaf Ct.,
Las Vegas, Nevada                                89134
(Address of principal executive offices) (zip code)

(702) 233-4804
(Registrant's telephone number, including area code)

(Former name or address, if changed since last report)

Copies to:
Louis A. Brilleman, Esq.
110 Wall Street, 11th Floor
New York, New York 10005
Phone: (212) 709-8210
Fax: (212) 943-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 27, 2009, the Board of Directors (the “Board”) of Xtreme Green Products Inc. (the “Company”) elected the following individuals to fill existing vacancies on the Company’s Board of Directors, effective immediately until his term expires, a successor is elected and qualified or until the director resigns or is removed:

Rik Deitsch

Russell E. Hagberg

Greg K Hoggatt

Rik Deitsch, 41, has been the Chief Executive Officer of Nutra Pharma Corp. (nutrapharma.com) since 2002, and from 1998 to 2002 served as the President of NDA Consulting Inc., a biotechnology research group that provided consulting services to the pharmaceutical industry. NDA Consulting specialized in the research of peptides derived from Cone Snail venom, Cobra venom and Gila Monster venom.  Mr. Deitsch holds both a B.S. in Chemistry and an M.S. in Biochemistry from Florida Atlantic University and has conducted research for the Duke University Medical School Comprehensive Cancer Center. Mr. Deitsch is an adjunct professor and teaches several business courses for Florida Atlantic University's College of Business and Continuing Education Department.

Russ Hagberg, 59, has served in several executive positions during his management career with  exposure to the transportation, banking, insurance, health care, and heavy manufacturing industries.   He was a key member of the senior management team that successfully restructured Santa Fe Industries and the Santa Fe Railway, serving as Vice President-HR & Labor Relations, Vice President-Transportation Operations, and Senior Vice President and Chief of Staff.  Russ was a member of the Santa Fe Railway Board of Directors and he also served on the Board of Directors of the DM&E Railroad from 2002 until its sale in late 2007 to the Canadian Pacific Railway for $2.5 Billion. Mr. Hagberg is founder and Principal of Hagberg & Associates, a management consulting firm.  He currently teaches Strategic Management and Leadership courses at Northern Illinois University (NIU).  Born and raised in Chicago, Illinois, Russ served as a Captain in the US Army, earned a B.S. Degree in Marketing from NIU and an MBA from the University of Chicago. Russ has been retired since 2003 and now is an associate professor teaching at Northern Illinois University.

Greg K Hoggatt has been a Delta Airlines pilot and captain since 1985.  He graduated from Indiana University in 1978 with a double major in chemistry and biology. Mr. Hoggatt earned his U.S. Navy wings in 1980 and became a flight instructor at Naval Air Station Pensacola.  He taught air combat maneuvers, carrier landings, and formation flying to students as well as new instructors.  He subsequently became an F-14 Tomcat fighter pilot.  During that time, he was stationed at NAS Oceana, VA and flew off the USS America from 1981-1985, serving primarily in the Mediterranean and Indian Oceans.   Honorably discharged from the US Navy in December 1985, he was hired by Delta Air Lines. His experience as a top instructor, earned him a check airman position before he completed his first year at Delta.  Mr. Hoggatt became one of Delta’s youngest captains at the age of 40 when he moved to the left seat of a Boeing 727 in 1986.

In connection with their election, each of the directors was granted five-year options to acquire 150,000 shares of common stock of the Company at $0.50 per share.

ITEM 8.01 OTHER EVENTS.

As a result of a lack of funds, the Company has been unable to file its periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

However, because of sales of an aggregate of 780,000 shares of its common stock from January 2009 through July, 2009, at $0.50 per share, the Company has raised an aggregate of approximately $390,000.  As a result of these sales, there were 38,908,225 shares issued and outstanding as of August 31, 2009.

All securities were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) thereunder, as they were issued in reliance on the recipients’ representation that they were accredited (as such term is defined in Regulation D), without general solicitation and represented by certificates that were imprinted with a restrictive legend.

With the proceeds of these sales, the Company intends to make its delinquent filings within the next 90 days.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial statements of business acquired.

Not applicable.

 (b) Pro forma financial information.

Not applicable.

(c) Exhibits

                Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xtreme Green Products Inc.

August 31, 2009	By:	/s/ Neil Roth
Neil Roth
Chief Financial Officer